                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 of InKine Pharmaceutical Company, Inc., a development stage company, (the "Company") of our report dated July 24, 1997 relating to the balance sheet of the Company, formerly known as Panax Pharmaceutical Company Ltd., as of June 30, 1997 and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the years in the two-year period ended June 30, 1997 and for the period July 1, 1993 (commencement of the operations) through June 30, 1997 included in the Company's annual report on Form 10-KSB for the fiscal year ended June 30, 1997. We also consent to the reference to our firm under the caption "Experts" in the prospectus.



Richard A. Eisner & Company, LLP

New York, New York
December 16, 1997